Exhibit 4.3

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

AMONG

XENITH BANKSHARES, INC.,

as the Company

BCP FUND I VIRGINIA HOLDINGS, LLC,

as the sole Institutional Investor

AND

THE HOLDERS

(as defined herein)

DATED AS OF DECEMBER 23, 2010

TABLE OF CONTENTS

1. REGISTRATION RIGHTS			2
1.1.	Demand Registration Rights		2
	1.1.1.	Request for Registration	2
	1.1.2.	Demand Procedures	2
	1.1.3.	Delay by Company	3
	1.1.4.	Reduction	3
	1.1.5.	Withdrawal	4
1.2.	Piggyback Registration Rights		4
	1.2.1.	Request	4
	1.2.2.	Reduction	5
1.3.	Registration on Form S-3		5
1.4.	Registration Procedures		6
1.5.	Holdback Agreements		7
	1.5.1.	Company Suspension	7
	1.5.2.	Lockup Agreements	8
1.6.	Registration Expenses		8
	1.6.1.	Holder Expenses	8
	1.6.2.	Company Expenses	9
	1.6.3.	Indemnity and Contribution	9
1.7.	Grant and Transfer of Registration Rights		11
1.8.	Information from Holder		11
1.9.	Rule 144 Requirements		12
2. ELECTION OF DIRECTORS			12
2.1.	BankCap Designees		12
2.2.	Removal and Substitution of Board Members		12
2.3.	Vacancies on Board of Directors		12
2.4.	Provisions Regarding Election of Directors Not Applicable to Certain Holders		13
3. DEFINITIONS			13
4. MISCELLANEOUS			14
4.1.	Entire Agreement; Amendment		14
4.2.	Waiver		14
4.3.	Termination		15
4.4.	Assignment		15
4.5.	Governing Law		15
4.6.	Notices		15
4.7.	Execution in Counterparts		16

INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of December 23, 2010 by and among (i) Xenith Bankshares, Inc., a Virginia corporation (the “Company”), (ii) BCP Fund I Virginia Holdings, LLC, a Delaware limited liability company (“BCP Fund”), and (iii) those shareholders who purchased shares of common stock, $1.00 par value (the “Xenith Common Stock”), of Xenith Corporation, a Virginia corporation (the “Predecessor”), in the Xenith Private Placement (such Persons are referred to herein collectively as the “Holders” and individually as a “Holder”).

WHEREAS, in connection with the Xenith Private Placement, the Predecessor and the Holders entered into an Investor Rights Agreement, dated as of June 26, 2009 (the “Original Investor Rights Agreement”), in order to provide the Holders, including the Institutional Investors, with certain rights with respect to the election of directors and the registration of their shares of Xenith Common Stock, including those shares issuable upon exercise of any options to purchase shares of Xenith Common Stock and any warrants exercisable into shares of Xenith Common Stock; and

WHEREAS, the Predecessor entered into an Agreement of Merger, dated May 12, 2009, as amended (the “Merger Agreement”), with First Bankshares, Inc. (“FBS”), pursuant to which the Predecessor merged with and into FBS (the “Merger”), with FBS being the surviving corporation in the Merger; and

WHEREAS, the Predecessor, BCP Fund and the D&O Holders entered into the First Amendment to the Investor Rights Agreement, dated as of December 21, 2009 (the “First Amendment” and, together with the Original Investor Rights Agreement, the “Investor Rights Agreement”), that limited the obligations of the Holders under Article 2 of the Original Investors Rights Agreement to the Institutional Investors and the D&O Holders only, and relieved the remaining Holders of their obligations under Article 2; and

WHEREAS, the Merger was effected on December 22, 2009; and

WHEREAS, at the effective time of the Merger, FBS changed its name to Xenith Bankshares, Inc. and assumed the rights and obligations of the Predecessor under the Investor Rights Agreement by operation of law; and

WHEREAS, under the terms of the Merger Agreement, all shares of Xenith Common Stock outstanding immediately prior to the effective time of the Merger were cancelled and converted automatically into shares of common stock of the Company (“XBKS Common Stock”) and all options and warrants to purchase shares of Xenith Common Stock outstanding at the effective time of the Merger were converted into options and warrants to purchase shares of XBKS Common Stock; and

WHEREAS, as of the date of this Agreement, BCP Fund is the sole Institutional Investor; and

WHEREAS, the Company and BCP Fund, as the sole Institutional Investor, desire to amend and restate the Investor Rights Agreement pursuant to Section 4.1 thereof solely for administrative convenience and without any intention of affecting (adversely or otherwise) any rights or obligations of the Company, the Institutional Investors or the other Holders under the Original Investor Rights Agreement, as amended by the First Amendment; and

WHEREAS, capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to them in Article 3 hereof.

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.	REGISTRATION RIGHTS

1.1.	Demand Registration Rights

1.1.1.	Request for Registration

Subject to the terms and conditions hereinafter set forth, at any time beginning on June 26, 2011, Institutional Investors having rights to request registration pursuant to the last sentence of Section 1.1.2 may request registration for sale under the Act of all or part of the Registrable Securities then held by them, and upon such request the Company will promptly take the actions specified in Section 1.1.2; provided that the Company shall have no obligation to effect a registration pursuant to this Section 1.1.1 unless such registration includes a number of Registrable Securities representing at least 20% of the Registrable Securities held by all Institutional Investors at the time of such request.

1.1.2.	Demand Procedures

Within ten (10) Business Days after receipt by the Company of a written registration request under Section 1.1.1 or Section 1.3 (which request shall specify the number of shares proposed to be registered and sold and the manner in which such sale is proposed to be effected), the Company shall promptly give written notice to all other Holders of the proposed registration, and such other Holders shall have the right to join in the proposed registration and sale, upon written request to the Company (which request shall specify the number of shares of XBKS Common Stock proposed to be registered and sold) within ten (10) Business Days after receipt of such notice from the Company. Subject to the provisions of Section 1.1.4, the proposed registration and sale may include securities offered by the Company for its own account and/or other securities of the Company that are held by Other Shareholders, if any. The Company shall thereafter, as expeditiously as practicable, use its best efforts to (i) file with the SEC under the Act a registration statement on an appropriate form concerning all Registrable Securities specified in the demand request and all Registrable Securities or other securities of the Company with respect to which the Company has received the written request from the other Holders or Other Shareholders, as the case may be, and (ii) cause the registration statement to be declared effective. At the request of the Institutional Investors making such demand, the Company shall cause each offering pursuant to Section 1.1.1 to be managed, on a firm commitment basis, by a recognized regional or national underwriter selected by the Institutional Investors and approved by the Company, such approval not to be unreasonably withheld, and the Company shall enter into an underwriting agreement in customary form and containing customary terms reasonably acceptable to the Company and the Institutional Investors with the underwriter or underwriters selected for such underwriting. All Holders, including the Institutional Investors, and Other

Shareholders intending to participate in such proposed registration must agree to distribute their securities through such underwriting and shall be required to enter into an underwriting agreement in customary form. The Company shall not be obligated to effect more than three (3) registrations in total requested by the Institutional Investors under Section 1.1.1 or more than one (1) registration under Section 1.1.1 or Section 1.3 in any consecutive nine-month period; provided, however, that any such request shall be deemed satisfied only when a registration statement covering at least 80% of the Registrable Securities specified in the notices as aforesaid and not withdrawn pursuant to Section 1.1.5, for sale in accordance with the method of disposition specified by the Institutional Investors, has become effective; provided further, that as among the Institutional Investors: (i) BCP Fund shall have the sole and exclusive right to request two (2) registrations under Section 1.1.1, and (ii) each other Institutional Investor shall have the sole and exclusive right to request one (1) registration under Section 1.1.1, provided that in each case the requested registration otherwise satisfies the conditions of Section 1.1.1.

1.1.3.	Delay by Company

The Company shall not be required to effect a demand registration under the Act pursuant to Section 1.1.1 or Section 1.3 hereof if (i) the Company receives a request for any such registration less than ninety (90) days preceding the anticipated effective date of a proposed underwritten public offering of securities of the Company approved by the Company’s Board of Directors prior to the Company’s receipt of the request and in such event the Company shall not be required to effect any such requested registration until one hundred twenty (120) days after the effective date of such proposed underwritten public offering, provided that the Company makes reasonable good faith efforts to cause such underwritten public offering to be declared effective; (ii) within ninety (90) days prior to any such request for registration, a registration of securities of the Company has been effected in which the Holders had the right to participate pursuant to this Section 1.1 or Section 1.2 hereof; or (iii) the Board of Directors of the Company reasonably determines in good faith that effecting such a demand registration at such time would be seriously detrimental to the Company (and the Chief Executive Officer of the Company provides a signed certificate to that effect to the Institutional Investors requesting such registration) because it would (a) necessitate the untimely disclosure of a proposed business combination or other currently proposed transaction or (b) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; provided, however, that the Company may only delay a demand registration pursuant to this Section 1.1.3 for a period not exceeding ninety (90) days (or until such earlier time as such transaction is consummated or no longer proposed) and may only defer any such filing pursuant to this Section 1.1.3 once per calendar year. The Company shall promptly notify in writing the Holders requesting registration of any decision not to effect any such request for registration pursuant to this Section 1.1.3, which notice shall set forth in reasonable detail the reason for such decision and shall include an undertaking by the Company promptly to notify such Holders as soon as a demand registration may be effected.

1.1.4.	Reduction

If a registration initiated by any Institutional Investors pursuant to Section 1.1.1 is an underwritten registration and the managing underwriters advise the Company and the Holders and any Other Shareholders participating in the registration that in their opinion due to marketing factors the number of shares of XBKS Common Stock requested to be included in such registration exceeds the number which can reasonably be expected to be sold in such offering, then the amount of such shares that may be included in such registration shall be allocated as follows: (i) first, the shares proposed to be sold by the Institutional Investors exercising rights under Section 1.1.1 and any other Institutional Investors proposing to sell shares of XBKS Common Stock pursuant to such registration in accordance with the terms hereof, shall be included in such registration and, if all such shares cannot be included in such registration due to marketing factors, the amount of shares to be included in such registration by all such Institutional Investors shall be allocated pro rata among such Institutional Investors in proportion to the number of Registrable Securities owned by them, (ii) second, the shares proposed to be sold by any other Holders shall be included in such registration and, if all such shares cannot be included in such underwriting due to marketing factors, the amount of shares to be included in such registration by all such other Holders shall be allocated pro rata among such other Holders in proportion to the number of Registrable Securities owned by them, (iii) third, the shares proposed to be sold by the Company shall be included in such registration, and (iv) fourth, the shares proposed to be sold by Other Shareholders shall be included in such registration and, if all such shares cannot be included in such underwriting due to marketing factors, the amount of shares to be included in such registration by all such Other Shareholders shall be allocated pro rata among such Other Shareholders in proportion to the number of shares of XBKS Common Stock (calculated on an as-converted into XBKS Common Stock basis) owned by them.

1.1.5.	Withdrawal

Any Holder or Other Shareholder participating in any demand registration pursuant to this Section 1.1.5 may withdraw such Holder’s or Other Shareholder’s shares from such registration at any time before a registration statement is declared effective, and the Company may withdraw such registration statement if no Registrable Securities are then proposed to be included. Upon the request of Institutional Investors holding two-thirds (2/3rds) of the Registrable Securities held by all Institutional Investors participating in the demand registration, the Institutional Investors may withdraw their request for registration pursuant to Section 1.1.1. In the event the Company is not obligated to effect any requested registration under Section 1.1.1 by virtue of Section 1.1.3 or this Section 1.1.5, such request shall not be deemed to be a request for registration for purposes of Section 1.1.1 until such time as the registration is effected.

1.2.	Piggyback Registration Rights

1.2.1.	Request

If at any time or times after June 26, 2011, the Company proposes to file a registration statement covering any of its securities under the Act (whether to be sold by it or by one or more selling shareholders), other than (i) an offering pursuant to a demand registration under Section 1.1.1 hereof (in which case, the Holders shall be entitled to receive notice of, and participate in, such registration in accordance with the terms of Section 1.1 hereof) or (ii) an offering registered on Form S-8 or Form S-4, or successor forms relating to employee stock plans and business combinations, the Company shall, not less than ten (10) Business Days prior to the proposed filing date of the registration form, give written notice of the proposed registration to all Holders specifying in reasonable detail the proposed transaction to be covered by the registration statement and, at the written request of any Holder delivered to the Company within twenty (20)

days after the giving of such notice, but subject to the terms of Section 1.2.2 below, the Company shall include in such registration and offering, and in any underwriting of such offering, all Registrable Securities as any such Holder shall request the Company to include in such registration and offering. The Company shall have no obligation to include shares owned by any Holder in a registration statement pursuant to this Section 1.2 unless and until such Holder, if such registration is an underwritten offering, agrees to enter into an underwriting agreement, a custody agreement and power of attorney and any other customary documents required in an underwritten offering all in customary form and containing customary provisions.

1.2.2.	Reduction

If a registration in which any Holder has the right or is otherwise permitted to participate pursuant to this Section 1.2 is an underwritten registration and the managing underwriters advise the Company in writing that in their opinion due to marketing factors the number of shares of XBKS Common Stock requested to be included in such registration exceeds the number which can reasonably be expected to be sold in such offering, the Company shall include in such registration: (i) first, the shares proposed to be sold by the Company, (ii) second, the shares proposed to be sold by the Institutional Investors exercising rights under Section 1.2.1 and, if all such shares cannot be included in such registration due to marketing factors, the amount of shares to be included in such registration by all such Institutional Investors shall be allotted pro rata among such Institutional Investors in proportion to the number of Registrable Securities owned by them; (iii) third, the shares proposed to be sold by any other Holders exercising rights under Section 1.2.1 and, if all such shares cannot be included in such registration due to marketing factors, the amount of shares to be included in such registration by all such Holders shall be allocated pro rata among such Holders in proportion to the number of Registrable Securities owned by them, and (iv) fourth, the shares proposed to be sold by any Other Shareholders proposing to sell shares of XBKS Common Stock pursuant to such registration and, if all such shares cannot be included in such registration due to marketing factors, the amount of shares to be included in such registration by all such Other Shareholders shall be allocated pro rata among such Other Shareholders in proportion to the number of shares of XBKS Common Stock (calculated on an as-converted into XBKS Common Stock basis) owned by them.

1.3.	Registration on Form S-3

Subject to the limitations set forth in Section 1.1.3 and the other terms and conditions hereinafter set forth, if at any time the Company is eligible to use Form S-3 (or any successor form) for secondary sales any Institutional Investor may request (by written notice to the Company stating the number of Registrable Securities proposed to be sold and the intended method of disposition) that the Company file a registration statement on Form S-3 (or any successor form) for a public sale of all or any portion of the Registrable Securities beneficially owned by it, or that the Company take all steps necessary to include such Registrable Securities in a Form S-3 that the Company has previously filed under Rule 415 under the Act (to the extent reasonably practicable), provided that the reasonably anticipated aggregate price to the public of such Registrable Securities shall be at least $5,000,000. At the written request of the Institutional Investor requesting such registration, such registration shall be for a delayed or continuous offering under Rule 415 under the Act. Upon receiving such request, the Company shall use its best efforts to promptly file a registration statement on Form S-3 (or any successor form), or file an appropriate post-effective amendment or supplement to an existing registration statement, to register under the Act for public sale in accordance with the method of disposition specified in such request, the number of shares of Registrable Securities specified in such request and shall otherwise carry out the actions applicable to this Section 1.3, as specified in Sections 1.1.2 and 1.4. There shall be no limitation on the total number of registrations on Form S-3 which may be requested and obtained under this Section 1.3.

1.4.	Registration Procedures

Whenever any Holder has requested that any shares be registered pursuant to Sections 1.1, 1.2 or 1.3 hereof, the Company shall, as expeditiously as reasonably possible:

(1) prepare and file with the SEC a registration statement, or prepare and file an appropriate post-effective amendment or supplement to an existing registration statement, with respect to such shares and use its best efforts to cause such registration statement, post-effective amendment or supplement to become effective as soon as reasonably practicable thereafter (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall, to the extent practicable, furnish such Holder with copies of all such documents proposed to be filed);

(2) prepare and file with the SEC such amendments and supplements to such registration statement and prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than one-hundred eighty (180) days (or, in the case of a registration pursuant to Section 1.3 hereof, for a period of not less than three (3) years or until such time as there are no Registrable Securities covered by the registration statement; provided that the Company shall only be required to keep such registration statement effective for such extended period of time to the extent it is eligible to use Form S-3), or until such earlier time as such Holder has completed the distribution described in such registration statement, whichever occurs first;

(3) furnish to such Holder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), and such other documents as such Holder may reasonably request;

(4) use its reasonable best efforts to register or qualify such shares under such other securities or blue sky laws of such jurisdictions as such Holder reasonably requests (and to maintain such registrations and qualifications effective for the applicable period of time set forth in Section 1.4(2) hereof), and to do any and all other acts and things which may be necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of such shares (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not be required but for this subsection (4), (ii) subject itself to taxation in any such jurisdiction, or (iii) file any general consent to service of process in any such jurisdiction);

(5) notify such Holder, at any time when a prospectus relating thereto is required to be delivered under the Act within the period that the Company is required to keep the registration statement effective, of the happening of any event as a result of which the prospectus included in any such registration statement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading in light of the circumstances then existing, and the Company shall use its reasonable best efforts to prepare, file and furnish to such Holder a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such shares, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances then existing;

(6) cause all such shares to be listed on securities exchanges (or national quotation systems), if any, on which similar securities issued by the Company are then listed (or if not then listed, on such exchanges (or national quotation systems) as are requested by the Holders of a majority of the Registrable Securities being included in such registration);

(7) provide a transfer agent and registrar and a CUSIP number for all such shares not later than the effective date of such registration statement;

(8) enter into such customary agreements and, subject to the terms hereof, take all such other customary actions as such Holder reasonably requests (and subject to its reasonable approval) in order to expedite or facilitate the disposition of such shares;

(9) subject to the execution of a customary confidentiality agreement, make available for inspection by such Holder, by any underwriter participating in any distribution pursuant to such registration statement, and by any attorney, accountant or other agent retained by such Holder or by any such underwriter, all financial and other records, pertinent corporate documents, and properties (other than confidential intellectual property) of the Company; and

(10) in connection with an underwritten offering pursuant to a registration statement filed pursuant to Sections 1.1 and 1.3 hereof, enter into an underwriting agreement in customary form and containing reasonable customary provisions, including provisions for indemnification of underwriters and contribution, if so requested by any underwriter.

1.5.	Holdback Agreements

1.5.1.	Company Suspension

Notwithstanding anything in this Agreement to the contrary, if, after any registration statement to which the rights hereunder apply becomes effective (and prior to completion of any sales thereunder), the Company’s Board of Directors determines in good faith that the failure of the Company to (i) suspend sales of stock under the registration statement or (ii) amend or supplement the registration statement, would be seriously detrimental to the Company as described in Section 1.1.3 hereof, the Company shall so notify each Holder participating in such registration and each Holder shall suspend any further sales under such registration statement until the Company advises such Holders that the registration statement has been amended or that conditions no longer exist which would require such suspension, provided that (x) the Company may impose any such suspension for no more than ninety (90) days (inclusive of any days for which a registration request has been delayed pursuant to Section 1.1.3 during the past twelve months) and no more than once during any twelve month period and (y) the Company shall use its best efforts to amend the registration statement or otherwise take action to permit sales thereunder as soon as practicable.

1.5.2.	Lockup Agreements

In the event that the Company effects a registration of any securities under the Act in an underwritten public offering, each Holder agrees not to effect any sale, including any sale pursuant to Rule 144 under the Act, of any Equity Securities (except as part of such offering) during the 90-day period commencing with the effective date of the registration statement for such public offering, provided that all holders of five percent (5%) or more of the Company’s outstanding Equity Securities and all officers and directors of the Company, to the extent that they hold Equity Securities, enter into similar agreements providing for similar restrictions on sales; provided, however, that the agreement set forth in this Section 1.5.2 shall terminate and be of no further force or effect with respect to all Holders if any holder of five percent (5%) or more of the Company’s outstanding Equity Securities, any officer or director of the Company that has executed a similar agreement or any Holder hereunder shall have received a waiver relieving it of its obligations hereunder or under any such similar agreement. The Company may impose stop-transfer instructions to enforce the provisions of this Section 1.5.2.

1.6.	Registration Expenses

1.6.1.	Holder Expenses

If, pursuant to Sections 1.1, 1.2 or 1.3 hereof, Registrable Securities are included in a registration statement, then the Holder thereof shall pay all transfer taxes, if any, relating to the sale of its shares, and any underwriting discounts or commissions or the equivalent thereof applicable to the sale of its shares (collectively, “Seller Expenses”). If, as a result of the withdrawal of a request for registration by the Institutional Investors pursuant to Section 1.1.5, a registration under Section 1.1.1 does not become effective, upon the election of Institutional Investors holding two-thirds (2/3rds) of the Registrable Securities held by all Institutional Investors, the Institutional Investors shall have the option of reimbursing the Company for any Registration Expenses incurred as a result of such request pro rata on the basis of the number of their shares so included in the registration request (except for the fees of any counsel for the Holders, which shall be borne only by the persons whom such counsel represented, pro rata on the basis of the number of their shares so included in the registration request) in which case such registration shall not be counted as a registration pursuant to Section 1.1.1. In the event that a withdrawal by the Institutional Investors is based on material adverse information relating to the Company that is different from the information known or available to the Institutional Investors at the time of their request for registration under Section 1.1.1, any Registration Expenses relating to such registration shall be borne by the Company and such registration shall not be counted as a registration pursuant to Section 1.1.1.

1.6.2.	Company Expenses

Except for Seller Expenses, the Company shall pay all expenses (“Registration Expenses”) incident to the registration of shares by the Company and any Holders pursuant to Sections 1.1, 1.2 and 1.3 and to the Company’s performance of or compliance with this Agreement in connection therewith, including, without limitation, all registration and filing fees, fees and expenses of compliance with state securities or blue sky laws, printing expenses, messenger and delivery expenses, and reasonable fees and expenses of counsel for the Company and a single counsel for all Holders selling shares and all independent certified public accountants and other persons retained by the Company in connection therewith.

1.6.3.	Indemnity and Contribution

In the event that any shares owned by a Holder are proposed to be offered by means of a registration statement pursuant to Sections 1.1, 1.2 or 1.3 hereof, to the extent permitted by law, the Company agrees to indemnify and hold harmless such Holder, any underwriter participating in such offering, each officer, partner, manager and director of such Holder or underwriter, each other Person, if any, who Controls or may Control such Holder or underwriter and each representative of any Holder serving on the Board of Directors of the Company (such Holder or underwriter, its officers, partners, managers and directors and such other Persons being hereinafter referred to individually as an “Investor Indemnified Person” and collectively as “Investor Indemnified Persons”) from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including, without limitation, interest, penalties, and reasonable attorneys’ fees and disbursements, asserted against, resulting to, imposed upon or incurred by such Investor Indemnified Person, directly or indirectly (hereinafter referred to in this Section 1.6.3 in the singular as a “claim” and in the plural as “claims”), based upon, arising out of or resulting from any untrue statement (or alleged untrue statement) of a material fact contained in a registration statement, prospectus, offering circular, free writing prospectus or other document to which such registration relates or any omission (or alleged omission) to state therein a material fact necessary to make the statements made therein not misleading in light of the circumstances in which such statements are made, except insofar as such claim is based upon, arises out of or results from information furnished to the Company in writing by such Investor Indemnified Person specifically for use in the registration statement, prospectus, offering circular, free writing prospectus or other document to which such registration relates.

Each Holder shall, if securities held by him, her or it are included among the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, and each Person who Controls the Company (the Company, its directors, officers and each Person who Controls the Company being hereinafter referred to individually as a “Company Indemnified Person” and collectively as “Company Indemnified Persons”), and any underwriter participating in such offering and any other Holders who have included Registrable Securities in such registration and each officer, partner, manager and director of such underwriter or Holder and each other Person, if any, who Controls or may Control such underwriter or Holder against all claims based on, arising out of, or resulting from any untrue statement (or alleged untrue statement) of a material fact contained in a registration statement, prospectus, offering circular, free writing prospectus or other document to which such registration relates or any omission (or alleged omission) to state therein a material fact necessary to make the statements made therein not misleading in light of the circumstances in which such statements are made, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, free writing prospectus or other document in reliance upon and in conformity with written information furnished to the Company by such Holder specifically for use therein; provided, however, that the obligations of such Holder hereunder shall be limited to an amount equal to the net proceeds to such Holder of securities sold in such offering as contemplated herein, except in the case of fraud or willful misconduct by such Holder.

The indemnification provisions set forth herein shall be in addition to any liability that the Company or any Holder may otherwise have to the Investor Indemnified Persons, the Company Indemnified Persons or the other Persons entitled to indemnification hereunder. The Company Indemnified Persons, the Investor Indemnified Persons and the other Persons entitled to indemnification hereunder are hereinafter referred to as “Indemnified Persons.” Promptly after receiving notice of any claim in respect of which an Indemnified Person may seek indemnification under this Section 1.6.3, such Indemnified Person shall submit written notice thereof to either the Company or the Holders, as the case may be (sometimes being hereinafter referred to as an “Indemnifying Person”). The omission of the Indemnified Person so to notify the Indemnifying Person of any such claim shall not relieve the Indemnifying Person from any liability it may have hereunder except to the extent that (a) such liability was caused or increased by such omission, or (b) the ability of the Indemnifying Person to reduce such liability was materially adversely affected by such omission. In addition, the omission of the Indemnified Person so to notify the Indemnifying Person of any such claim shall not relieve the Indemnifying Person from any liability it may have otherwise than hereunder. The Indemnifying Person shall have the right to undertake, by counsel or representatives of its own choosing, the defense, compromise or settlement (without admitting liability of the Indemnified Person) of any such claim asserted, such defense, compromise or settlement to be undertaken at the expense of the Indemnifying Person, and the Indemnified Person shall have the right to engage separate counsel, at its own expense, and counsel for the Indemnifying Person shall keep the separate counsel for the Indemnified Person informed of the status of, and shall otherwise consult with such separate counsel with respect to, any such action or proceeding; provided, however, that the Indemnified Person shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the Indemnifying Person, if representation of such Indemnified Person by the counsel retained by the Indemnifying Person would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. In the event the Indemnifying Person shall elect not to undertake such defense by its own representatives, the Indemnifying Person shall give prompt written notice of such election to the Indemnified Person, and the Indemnified Person shall undertake the defense, compromise or settlement (without admitting liability of the Indemnifying Person) thereof on behalf of and for the account of the Indemnifying Person by counsel or other representatives designated by the Indemnified Person, with the reasonable fees and expenses of such counsel to be paid by the Indemnifying Person. Notwithstanding the foregoing, no Indemnifying Person shall be obligated hereunder with respect to amounts paid in settlement of any claim if such settlement is effected without the consent of such Indemnifying Person (such consent not to be unreasonably withheld).

If the indemnification provided for in this Section 1.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Person, then the Indemnifying Person, in lieu of indemnifying such Indemnified Person hereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of any claims in such proportion as is appropriate to reflect the relative fault of the Indemnified Person on the one hand and the Indemnifying Person on the other in connection with the statements or omissions (or alleged statements or omissions) that resulted in such claims as well as any other relevant equitable considerations. The relative fault of the Indemnified Person and the Indemnifying Person shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Person or by the Indemnified Person and the parties’ relative intent, knowledge and access to information and opportunity to correct or prevent such statement or omission (or alleged statement or omission). In no event will the liability of any Holder for contribution exceed the net proceeds received by such Holder in any sale of securities to which such liability relates except in the case of fraud or willful misconduct by such Holder.

Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

1.7.	Grant and Transfer of Registration Rights

Except for registration rights granted by the Company after the date hereof which are subordinate to the rights of the Holders hereunder, the Company shall not grant any registration rights to any other Person without the prior written consent of the Institutional Investors holding at least two-thirds (2/3rds) of all Registrable Securities held by all Institutional Investors as of the date of determination, measured on a fully-diluted basis. Institutional Investors shall have the right to transfer or assign the registration rights contained in Article 1 of this Agreement (i) to any limited partner or Affiliate of such Institutional Investor in connection with the transfer of any Registrable Securities permitted by federal and state securities laws then in effect or (ii) to any third party transferee acquiring Registrable Securities held by such Holder provided that (x) such transfer is permitted by federal and state securities laws then in effect and (y) after giving effect to such transfer, such transferee shall own at least ten percent (10%) of the Registrable Securities then outstanding; provided, in each case, that (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.8.	Information from Holder

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1.8 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably requested by the Company to effect the registration of such Holder’s Registrable Securities.

1.9.	Rule 144 Requirements

After the date hereof, the Company shall use its reasonable best efforts to make publicly available, and available to the Holders, such information as is necessary to enable the Holders to make sales of Registrable Securities pursuant to Rule 144 of the Act. The Company shall furnish to any Holder, upon request, a written statement executed by the Company as to the steps it has taken to comply with the current public information requirements of Rule 144.

2.	ELECTION OF DIRECTORS

2.1.	BankCap Designees

The Company hereby agrees to take such actions as are necessary, and each Institutional Investor and D&O Holder agrees to vote its shares of XBKS Common Stock and take such other actions as are necessary, so as to elect, reelect, vote or replace as a Director of the Company, one (1) individual designated by BankCap for so long as BankCap is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with respect to the Company. In addition to the Director designated pursuant to the immediately preceding sentence, for so long as BankCap, together with its affiliates, are the beneficial owners of shares of XBKS Common Stock representing not less than 25% of the outstanding voting capital stock of the Company, the Company hereby agrees to take such actions as are necessary, and each Institutional Investor and D&O Holder agrees to vote its shares of XBKS Common Stock and take such other actions as are necessary, so as to elect, reelect, vote or replace as a Director of the Company, one individual designated by BankCap. The Directors designated by BankCap pursuant to this Section 2.1 shall be referred to as the BankCap Directors.

2.2.	Removal and Substitution of Board Members

The Company hereby agrees to take such actions as are necessary, and each Institutional Investor and D&O Holder agrees to vote its shares of XBKS Common Stock, and take such other actions as are necessary, for the removal of any BankCap Director upon the request of BankCap and for the election to the Board of Directors of a substitute designated by BankCap in accordance with Section 2.1 hereof.

2.3.	Vacancies on Board of Directors

The Company hereby agrees to take such actions as are necessary, and each Institutional Investor and D&O Holder agrees to vote its shares of XBKS Common Stock and take such other actions as are necessary, in such manner as shall be necessary or appropriate to ensure that any vacancy on the Board of Directors of the Company caused by the resignation, removal or death of a BankCap Director shall be filled only in accordance with Section 2.1 hereof.

2.4.	Provisions Regarding Election of Directors not Applicable to Certain Holders

For the avoidance of doubt, the provisions of this Article 2 shall not apply to any Holder other than Institutional Investors and the D&O Holders.

3.	DEFINITIONS

The capitalized terms contained in this Agreement shall have the following meanings unless otherwise specifically defined:

“Act” means the Securities Act of 1933, as amended.

“Affiliate” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such specified Person.

“BankCap” means BankCap Partners Fund I, L.P., a Delaware limited partnership, together with its wholly-owned subsidiary BCP Fund.

“Business Day” means Monday through Friday and shall exclude any federal or bank holidays observed in New York City.

“Control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or otherwise.

“D&O Holders” means those eleven Holders who were directors or executive officers of the Predecessor as of the date of the First Amendment and who became directors or executive officers of the Company at the effective time of the Merger.

“Equity Securities” means the XBKS Common Stock and any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, XBKS Common Stock, any stock or security convertible into or exchangeable for XBKS Common Stock or any other stock, security or interest in the Company whether or not convertible into or exchangeable for XBKS Common Stock.

“Institutional Investors” means those Holders who purchased in the Xenith Private Placement not less than 20% of the outstanding shares of Xenith Common Stock as of the date of the Xenith Private Placement, giving effect to the shares of Xenith Common Stock issued to the Holders on the date of the Xenith Private Placement, but excluding all then outstanding options and warrants.

“Other Shareholders” means persons other than Holders who, by virtue of agreements with the Company, are entitled to include their securities in a registration effected pursuant to this Agreement.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

“Registrable Securities” means (i) any shares of Xenith Common Stock held by any Holder as of June 26, 2009, (ii) any additional shares of Xenith Common Stock or XBKS Common Stock acquired by any Holder after June 26, 2009 (other than shares acquired upon exercise of employee stock options or similar employee awards but including any shares of Xenith Common Stock or XBKS Common Stock issued upon exercise of any other convertible securities such as warrants), (iii) any equity securities of FBS issued to the Holders in exchange for their shares of Xenith Common Stock in connection with the Merger, and (iv) any equity securities of the Company issued as a distribution with respect to or in exchange for or in replacement of any of the securities referred to in clauses (i), (ii) or (iii) above; provided, however, that Registrable Securities shall not include any securities that have been previously sold pursuant to a registration statement filed under the Act or under Rule 144 promulgated under the Act, or which have otherwise been transferred in a transaction in which the transferor’s rights under this Agreement are not assigned, or, shares that arc eligible for sale by a Holder pursuant to Rule 144(k) under the Act.

“Registration Expenses” shall have the meaning set forth in Section 1.6.2 of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Seller Expenses” shall have the meaning set forth in Section 1.6.1 of this Agreement.

“Xenith Private Placement” means the private placement of shares of Xenith Common Stock completed on June 26, 2009.

4.	MISCELLANEOUS

4.1.	Entire Agreement; Amendment

This Agreement constitutes the entire agreement among the parties hereto with respect to the matters provided for herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein between or among such parties. Subject to the provisions of Section 1.7 hereof, this Agreement may be amended or modified in any respect, or any term hereof may be waived, with the written consent of the Institutional Investors who own at least two-thirds (2/3rds) of the outstanding Registrable Securities on a fully-diluted basis then held by all Institutional Investors; provided that no provision hereof may be amended if it would have the effect of materially adding to the obligations of the Company without the written consent of the Company; provided further that no provision hereof may be amended if it would adversely affect the rights or obligations of the Holders (other than Institutional Investors) without the written consent of Holders (other than Institutional Investors) who own at least two-thirds (2/3rds) of the outstanding Registrable Securities on a fully-diluted basis then held by all Holders (other than Institutional Investors).

4.2.	Waiver

No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any such right, power or privilege. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

4.3.	Termination

This Agreement shall forthwith become wholly void and of no effect as to any Holder (including any permitted assignee of such Holder), at such time as such person no longer owns any securities constituting Registrable Securities.

4.4.	Assignment

Except with respect to the transfer of registration rights by the Institutional Investors to the extent provided in Section 1.7, no rights or obligations of any Holder may be transferred under this Agreement and any transferee of any shares of XBKS Common Stock or Registrable Securities shall not be entitled to any rights or obligations under this Agreement.

4.5.	Governing Law

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (excluding the choice of law rules thereof).

4.6.	Notices

All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, faxed, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(i)	If to the Company:

Xenith Bankshares, Inc.

One James Center

901 E. Cary Street, Suite 1700

Richmond, Virginia 23219

Facsimile No.: 804-433-2194

Attention: T. Gaylon Layfied, III

with a copy (which shall not constitute notice) to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 E. Byrd Street

Richmond, Virginia 23219

Facsimile No: 804-788-8218

Attention: J. Waverly Pulley, III

(ii)	If to any Holder or BCP Fund:

Xenith Bankshares, Inc.

One James Center

901 E. Cary Street, Suite 1700

Richmond, Virginia 23219

Facsimile No.: 804-433-2194

Attention: Corporate Secretary

Each party may designate by notice in writing (given in accordance with the terms hereof) a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent or mailed, in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or a facsimile confirmation being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

4.7.	Execution in Counterparts

To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement, It shall not be necessary in making proof of this Agreement to produce or account for more than one of the counterparts of this Agreement containing the respective signatures of or on behalf of, all of the parties hereto.

[Signatures Appear on Following Pages]

XENITH BANKSHARES, INC.

By:	/s/ T. Gaylon Layfield, III
T. Gaylon Layfield, III
Chief Executive Officer and President

Signature Page to Amended and Restated Investor Rights Agreement

BCP FUND I VIRGINIA HOLDINGS, LLC

By:	BankCap Partners Fund I, L.P.
its Sole Member

	By:	BankCap Partners GP, L.P.
its General Partner

		By:	BankCap Equity Fund, LLC,
its General Partner

			By:	/s/ Scott A. Reed
Scott A. Reed
its Managing Member

Signature Page to Amended and Restated Investor Rights Agreement